EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”), dated as of April 19, 2013, is by and between Centric Research Institute, Inc. a California corporation (“Seller”), and Innovus Pharmaceuticals, Inc. a Nevada corporation (“Purchaser”).

(i)	“Product” shall mean all past, present and future CIRCUMserumTM product formulations, as described on Exhibit A attached hereto, and presentations including dispenser and samples, as described on Exhibit B attached hereto.

(ii)	“Intellectual Property Rights” shall mean all intellectual property rights (other than the Patents, Patent Applications, Trademarks and Trademark Applications) owned or controlled by Seller including trade secrets, know-how, copyrights and domain names relating to the Product in the Territory.

(iii)	“Patents” and “Patent Applications” shall mean those patent and patent applications owned or controlled by Seller relating to the Product in the Territory as listed on Exhibit C attached hereto.

(iv)	“Trademark” and “Trademark Applications” shall mean those trademark and trademark applications owned or controlled by Seller relating to the Product in the Territory as listed on Exhibit D attached hereto.

(v)	“Commercialization Rights” shall mean all rights (other than the Intellectual Property Rights, Patents, Patent Applications, Trademarks and Trademark Applications) owned or controlled by the Seller (including the right to manufacture, have manufactured, use, offer to sell, sell, import and export including all regulatory filings, inventory, marketing materials, contracts, manufacturing agreements and all other rights) to commercialize the Product in the Territory.

(vi)	“Territory” shall mean worldwide excluding the United States of America.

(vii)	“Net Sales” shall mean the net operating income from the sales of the Product.

1. Sale of Assets; Related Transactions.

1.1 Sale of Assets. On the Closing Date (as hereinafter defined), Seller shall cause to be sold, assigned, transferred, conveyed and delivered to Purchaser, Purchaser’s entire right, title, and interest in the Product and to grant to Buyer an exclusive, perpetual license to the Intellectual Property Rights and Commercialization Rights to the Product in the Territory (the “License”). The Product shall be sold to Purchaser free and clear of all liens and encumbrances whatsoever. Purchaser shall not assume or be responsible for any liabilities arising out of or relating to the ownership or use of the Assets, as defined below, on or prior to the Closing Date (the “Excluded Liabilities”); however, upon Closing the Purchaser shall immediately assume all expenses related to the prosecution and maintenance of the Intellectual Property Rights in the Territory. After the Closing Date, in the event that Purchaser requests the assistance of Seller in the prosecution and maintenance of the Intellectual Property Rights, Seller shall so cooperate and Purchaser shall reimburse Seller for all out-of-pocket expenses. The Product and License shall together and hereinafter be referred to as the Assets.

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1.2 Regulatory, Product Manufacturing and Product Samples. Seller shall provide Purchaser with all current data and manufacturing documents needed to establish a second manufacturing site and register the product in the Territory and any regulatory document if applicable. Purchaser will share with Seller all preclinical data and data and information generated from its clinical activities with respect to Product in the Territory and Seller will be entitled to use it for its regulatory filing in the USA and for its marketing. At Seller’s expense, Seller shall provide Purchaser with Samples, as reasonably requested by Purchaser, of the Product, Product Dispensers, and Product Packaging (the “Samples”) as set forth in Part IV on Exhibit B. Reasonably requested Samples include, but shall not be limited to, Samples requested for the purpose of (i) commercialization, (ii) distribution, (iii) manufacturing, (iv) clinical trials, (v) pre-clinical testing, and (vi) registration. In addition to the Samples listed on Exhibit B, Seller shall supply the Samples needed for the American Urological Association Annual Meeting in San Diego, CA, USA on May 4-8, 2013 (up to 500).

1.3 Purchase Price. As the sole consideration for the sale of Assets to Purchaser, Purchaser agrees to: (i) make, or cause to be made, payment of Shares, as defined and in accordance to Section 1.3(a); (ii) engage, or cause to be engaged, Dr. Albert Liu as a consultant in accordance to Section 1.3(b) (the “Consultation”); and (iii) make, or cause to be made, royalty and milestone payments in accordance to Section 1.3(c) and pursuant to Section 3 below (together with the Shares and the Consultation, the “Purchase Price”).

1.3(a) Shares. Purchaser agrees to make, or cause to be made, payment of $250,000 in common shares of Innovus Pharmaceuticals (OTCBB: INNV) (the “Shares”) within ten (10) days of Closing (the “Upfront Payment”). In addition, Purchaser agrees to make, or cause to be made, payment of $100,000 in Shares within thirty (30) days of receiving human safety data with no serious adverse events (SAEs) and minimal to no adverse events (the “Minimal to No Adverse Events Safety Data Payment”). For clarification, minimal to no adverse events shall mean that any adverse events observed will not affect the marketing and commercialization of the Product in the Territory. Further, Purchaser agrees to make or cause to be made, payment of $100,000 in Shares within thirty (30) days of receiving statistically significant positive human clinical efficacy safety data in the indication intended for penis dullness (the “Statistically Significant Safety Data Payment”). For clarification purposes, penis dullness is also referenced in the medical community as Reduced Penile Sensitivity (“RPS”). The number of Shares shall be determined based on the average of the closing price of the ten (10) trading days immediately preceding the issue date of the milestone.

1.3(b) Consultation. Purchaser agrees to engage Dr. Albert Liu as a consultant to assist in the technology transfer and manufacturing of the Product for a total amount of $75,000 US paid in three (3) payments of $25,000 US each (the “Payments”) over three (3) months in Shares issued under Purchaser’s 2013 Equity Incentive Plan and registered on SEC Form S-8. For clarification purposes, the Purchaser shall issue and pay each of the Payments upon the 30th, 60th, and 90th day, respectively, after Closing (the “Payment Schedule”). The number of Shares shall be determined based on the average of the closing price of the ten (10) trading days immediately preceding the issue date of the Payment. In addition, the Payments shall continue to be made according to the Payment Schedule if Dr. Liu’s consulting agreement is terminated ahead of the three (3) months.

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1.3(c) Royalty. Purchaser shall pay Seller royalty and sales milestones percentages of the net operating income from the sales of the Product as per the table attached hereto on Exhibit E subject to the following Royalty Reduction and Royalty Term.

1.3(c)(i) Rate Reduction. Notwithstanding the above, the royalty rate for the Seller’s Intellectual Property on the Product shall be reduced to four percent (4%) of the Net Sales if the Seller’s patent(s) is not enforceable in the Territory. For clarity, Purchaser shall make royalty payments for countries that either Seller’s Intellectual Property can be enforced or Seller’s Intellectual Property is issued.

1.3(c)(ii) Royalty Term. The obligation of Purchaser to pay royalties under this Section 1.3(c) for the Seller’s Intellectual Property shall continue until the earlier to occur of (i) the expiration of the last to expire claim of a Seller’s Patents in the Buyer’s Territory covering the Product or its use; or (ii) ten (10) years from the Effective Date of this Agreement.

1.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution of this Agreement (the “Closing Date”).

1.5 Transfer of Purchased Assets. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the Closing Documents (defined below), together with such further instruments of transfer transferring title to the Assets as Purchaser shall reasonably request. Such instruments of transfer shall vest in Purchaser good and marketable title to the Assets, free and clear of all liabilities, licenses, claims, liens, restrictions, encumbrances, mortgages and security interests (collectively “Liens”).

1.6 Related Agreements. On the Closing Date, Purchaser shall execute a Bill of Sale (the “Bill of Sale”) with respect to the Assets, made by Seller in favor of Purchaser in the forms attached hereto as Exhibit F.

1.7 Further Assurances. Each of Purchaser and Seller shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Seller’s obligations shall include, without limitation, providing Purchaser with all necessary letters and authorizations required to transfer to Purchaser any records, files, permits, authorizations, and licenses with any regulatory authorities, and assisting Purchaser with any technology transfer.

2. Representations and Warranties.

2.1 Due Organization; Good Standing and Qualification. Purchaser and Seller each represent and warrant as follows: (i) It is a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation; (ii) It is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required; (iii) Assuming the due authorization, execution and delivery of this Agreement and the Bill of Sale by the other party, this Agreement and the Bill of Sale shall constitute legal, valid and binding obligations of each, enforceable against them in accordance with their respective terms; and (iv) It has all requisite power and authority to enter into this Agreement and the Bill of Sale, to perform its obligations herein and therein, and to consummate the transactions contemplated hereby and thereby.

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2.2 Title to Assets. Seller represents and warrants that Seller owns all the Intellectual Property, titles and rights free and clear from the Product and will transfer to Purchaser on the Closing Date, good title to the Assets, free and clear of any and all obligations related to the Product, including but not limited to liabilities, licenses, claims, liens, restrictions, encumbrances, mortgages and security interests, to any other party or entity.

2.3 Litigation. Seller represents and warrants that there is no pending or, to Seller’s knowledge, no threatened litigation relating to the Assets. True, correct and complete copies of any settlement agreements entered into by and between Seller and any third parties related to the Assets are attached hereto as Exhibit G (the “Settlement Agreements”). Such Settlement Agreements are valid and binding agreements, enforceable by Seller in accordance with their respective terms, and Seller has not consented to any amendment or waiver to any terms of such Settlement Agreements.

2.4 Disclosure. Seller represents and warrants that it has provided to Purchaser true and correct copies of all documents, instruments, materials, books and records related to the Assets in its possession or control.

2.5 Investor Representations. Seller hereby represents, warrants, and acknowledges: (1) that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state “Blue Sky” laws, and will be issued in reliance upon the exemption from such registration requirements set forth in Section 4(2) of the Securities Act, and comparable “Blue Sky” exemptions, and therefore will be “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act; (2) that Seller negotiated and accepted the offer to sell the Assets in exchange for the Shares in the State of California, and is acquiring the Shares for investment, and not with a view to further distribution thereof; (3) that, except as otherwise set forth in this Agreement, the Purchaser shall be under no obligation to register the Shares for resale under the Securities Act or under any state “Blue Sky” laws; (3) that the Shares may not be sold, hypothecated or otherwise transferred except pursuant to an effective registration statement covering such securities or pursuant to an available exemption from such registration, such as under Rule 144 promulgated under the Securities Act; (4) that the Shares shall bear a restrictive legend to such effect; (5) that Seller is by reason of its business or financial experience as an investor relations firm, capable of evaluating the merits and risks of an investment in the Shares and of protecting its own interests in connection with the acquisition of the Shares; (6) that Seller is capable of bearing the high degree of economic risks and burdens of the Shares, including, without limitation, the possibility that the Shares may become worthless, and the lack of liquidity for the Shares; and (7) Seller has consulted with its own tax advisor concerning the tax consequences of receiving the Shares, is solely responsible for all taxes associated with receipt of such Shares, and has not relied upon the Purchaser for any tax advice in connection with receipt of such Shares. Seller agrees to promptly supply such investor information, and to make such further investor representations and warranties, as the Company may reasonably require in order to ensure compliance with United States Federal and “Blue Sky” laws, and all applicable tax laws.

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2.5(a) Registration Rights. If, at any time commencing after the date of this Agreement and April 19, 2014, the Purchaser proposes to register any shares of its common stock with the Securities and Exchange Commission (the “SEC”) under the Securities Act on a registration statement (other than under a registration statement pursuant to Form S-8 or Form S-4 or an equivalent thereto), the Purchaser will give written notice, at least ten (10) days prior to the filing of each such registration statement, to Seller of the Purchaser's intention to do so. If Seller notifies the Purchaser within five (5) days after receipt of any such notice of its desire to include any of its Shares (the “Registrable Securities”) in such proposed registration statement, the Purchaser shall afford Seller the opportunity to have any Registrable Securities registered under such registration statement or any other available registration statement. If a registration statement under which the Purchaser gives notice under this section is for an underwritten offering, then the Purchaser shall so advise Seller. In such event, the right of the Shares to be included in a registration pursuant to this section shall be conditioned upon Seller’s participation in such underwriting and the inclusion of the Shares in the underwriting to the extent provided herein. If Seller chooses to distribute its Shares through such underwriting it shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude the Shares from the registration and the underwriting. If Seller disapproves of the terms of any such underwriting, Seller may elect to withdraw therefrom by written notice to the Purchaser and the underwriter, delivered at least twenty (20) days prior to the effective date of the registration statement. Any Shares excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. Notwithstanding the provisions of this section, the Purchaser shall have the right at any time after it shall have given written notice pursuant to this section (irrespective of whether a written request for inclusion of any such securities shall have been made) to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date of the registration statement. All costs, fees and expenses in connection with all registration statements filed pursuant to section including, without limitation, the Purchaser’s legal and accounting fees, printing expenses, blue sky fees and expenses will be borne by the Purchaser; provided, that Seller shall pay for (i) any brokerage or underwriting commissions or discounts relating to Registrable Securities sold by Seller, and (ii) fees of counsel to Seller.

2.6 Disclaimer of Further Representations and Warranties of Seller. EXCEPT AS EXPRESSLY SET FORTH ABOVE, SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES ABOUT THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM ANY COURSE OF DEALING, TRADE OR PRACTICE. Purchaser acknowledges that neither Seller nor any of its representatives or any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any materials heretofore made available by Seller or its representatives to Purchaser, and neither Seller nor any of its representatives or any other person will have or be subject to any liability to Purchaser, any affiliate of Purchaser or any other person resulting from the ownership or use of the Assets by Purchaser or any affiliate thereof except as provided in this Agreement.

3. Financial Terms. Purchaser or any affiliates, successors or assigns thereof shall pay to Seller royalties and milestone payments pursuant to the schedules set forth on Exhibit E and as described in Section 1.3.

Within sixty (60) days after the end of each calendar quarter during the Royalty Term following first to occur of the first commercial sale of a Product, Purchaser shall furnish to Seller a quarterly written report showing in reasonably specific detail (a) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales; and (b) the exchange rates, if any, used in determining the amount of United States dollars. With respect to sales of Products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars. With respect to Net Sales invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

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Upon the written request of Seller and not more than once in each calendar year following the commercialization of any of the Products during the Royalty Term, Purchaser shall permit an independent certified public accounting firm of nationally recognized standing selected by Seller and reasonably acceptable to Purchaser, at Seller’s expense, to have access during normal business hours to such of the financial records of Purchaser as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which Seller has already conducted an audit under this Section 3.

If such accounting firm concludes that additional amounts were owed during the audited period, Purchaser shall pay such additional amounts within thirty (30) days after the date Seller delivers to Purchaser such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Seller; provided, however, if the audit discloses that the royalties payable by Purchaser for such period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then Purchaser shall pay the reasonable fees and expenses charged by such accounting firm.

Seller shall cause its accounting firm to retain all financial information subject to review under this Section in strict confidence; provided, however, that Purchaser shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Purchaser regarding such financial information.

4. Indemnification.

4.1 Purchaser agrees to indemnify, defend and hold harmless Seller and its officers, members, managers, successors and assigns from and against any and all claims, actions, proceedings, suits, orders, demands, assessments, charges, penalties, judgments, investigations, disputes, legal proceedings, losses or damages which Seller may suffer, incur or pay in connection with any failure by Purchaser to observe or perform any covenant or obligation contained in this Agreement and any obligations or liabilities arising or accruing in respect of or in connection with the Assets or the marketing thereof during the period as of and following the Closing. Notwithstanding the foregoing, the maximum indemnification obligation of Purchaser shall not exceed the fair market value of the Shares as of the Closing and the aggregate royalties owed to Seller under this Agreement.

4.2 Seller agrees to indemnify, defend and hold harmless Purchaser and its officers, directors, members, managers, successors and assigns from and against any and all claims, actions, proceedings, suits, orders, demands, assessments, charges, penalties, judgments, investigations, disputes, legal proceedings, losses or damages which Purchaser may suffer, incur or pay arising from or accruing in respect of or in connection with (i) any failure by Seller to observe or perform any covenant or obligation contained in this Agreement, (ii) the breach by Seller of any of its representations and warranties in this Agreement, (iii) the Settlement Agreements, and (iv) the Excluded Liabilities.

4.3 Purchaser shall have the right, in its sole discretion, to off-set against royalty payments owed to Seller under this Agreement, the aggregate amount of any liabilities, damages, losses and expenses suffered, incurred or paid by Purchaser as a result of Seller’s indemnification obligations under Section 4.2; provided, however, that the foregoing shall not have the effect of limiting any liability of Seller to Purchaser for the prompt payment of amounts owed. The remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies against the other party.

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5. Miscellaneous Provisions.

5.1 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties):

if to Seller:

Centric Research Institute, Inc.

400 Andrew Ave, Encinitas, CA 92024

Attn: Albert Liu, CEO

if to Purchaser:

Innovus Pharmaceuticals Inc.

4275 Executive Square, Suite 200

San Diego, CA 92037

Attn: Bassam Damaj, President & CEO

AND

Innovus Pharmaceuticals Inc.

4275 Executive Square, Suite 200

San Diego, CA 92037

Attn: Legal Department

5.2 Counterparts; Entire Agreement. This Agreement may be executed in several counterparts, including by facsimile or emailed PDF, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. This Agreement and the exhibits hereto collectively set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and Seller.

5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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5.4 Attorneys’ Fees. In case any proceeding, whether at law, in equity or in arbitration, shall be brought by any party hereto to enforce or interpret the terms of this Agreement or with respect to any breach hereof, the prevailing party in each such proceeding, as determined by the court or arbitrator, shall be entitled to the payment of reasonable attorneys’ fees and costs from the non-prevailing party.

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The parties hereto have caused this Agreement to be executed and delivered as of the date set forth above.

Centric Research Institute, Inc.

By: /s/ Albert Liu, Ph.D.
Name: Albert Liu, Ph.D.
Title: CEO

Innovus Pharmaceuticals, Inc.

By: /s/ Bassam Damaj, Ph.D.
Name: Bassam Damaj, Ph.D.
Title: President & CEO

The following exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2). The registrant undertakes to furnish supplementally a copy of the omitted exhibits to the SEC upon request.

Exhibit A – Product Formulations

Exhibit B – Presentations Including Dispenser and Samples

Exhibit C – Patent(s) and Patent(s) Applications for the Product

Exhibit D - Trademark and Trademark Applications for the Product

Exhibit E - Royalty and Sales Milestones

Exhibit F – Bill of Sale

Exhibit G – Settlement Agreements

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